JONATHON P. REUBEN, CPA An Accountancy Corporation
23440 Hawthorne Blvd., Suite 200 - Torrance, CA 90505 (310) 378-3609 - Fax (310) 378-3709

CONSENT OF INDEPENDENT AUDITORS

We have reviewed the 12b-25 of Canadian Rockport Homes International, Inc. for the year ended December 31, 2005, and agree with the statements contained therein as they relate to our firm.

/s/ Jonathon P. Reuben
Jonathon P. Reuben CPA
An Accountancy Corporation
Torrance, CA
March 31, 2006